Exhibit 5.1

Opinion of Phillips Lytle LLP

as to Legality of Securities Being Registered

Life Storage, Inc. 6467 Main Street Williamsville, NY 14221-5890	June 15, 2021

Ladies and Gentlemen:

We are acting as counsel to Life Storage, Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $500,000,000 in aggregate value of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreement (the “Equity Distribution Agreement”), dated June 15, 2021, among the Company, Life Storage LP, a Delaware limited partnership (the “Operating Partnership”), Life Storage Holdings, Inc., and each of Wells Fargo Securities, LLC, Truist Securities, Inc., Jefferies LLC, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and BTIG, LLC, in their capacities as agents for the Company (the “Sales Agents”), and each of Wells Fargo Securities, LLC, Truist Securities, Inc., Jefferies LLC, HSBC Securities (USA) Inc. and Citigroup Global Markets Inc, in their capacities as forward sellers (collectively, the “Forward Sellers”) and Wells Fargo Bank, National Association, Truist Bank, Jeffries LLC, HSBC Bank USA, N.A. and Citibank, N.A., as forward purchasers (collectively, the “Forward Purchasers”), which, among other things, contemplates that the Company may from time to time enter into one or more master forward confirmations (and any supplemental confirmation thereunder) with each of the Forward Purchasers, the form of which is attached as Exhibit G to the Equity Distribution Agreement (the “Forward Contracts” and, together with the Equity Distribution Agreement, the “Agreements”). The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated June 15, 2021 (the “Prospectus Supplement”) and the accompanying prospectus dated June 11, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”).

Life Storage, Inc. Page 2	June 15, 2021

In connection with the opinion set forth below, we have examined:

1. The Registration Statement and the related base prospectus included therein;

2. The Prospectus Supplement with respect to the Shares as filed by the Company on June 15, 2021 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”)

3. The Amended and Restated Articles of Incorporation of the Company, as amended (the “Charter”);

4. The Bylaws of the Company, as amended;

5. Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to (a) the authorization of the execution, delivery and performance by the Company of the Equity Distribution Agreements, (b) the sale and issuance of the Shares and (c) the delegation to a pricing committee of the Board (the “Pricing Committee”) of the power to determine the number of shares to be issued and the issuance price per share, certified as of the date hereof by an officer of the Company

6. Resolutions (the “Pricing Committee Resolutions,” and, together with the Board Resolutions, the “Resolutions”) adopted by the Pricing Committee setting the number, price and other terms of the Shares, certified as of the date hereof by an officer of the Company;

7. The Equity Distribution Agreement; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Life Storage, Inc. Page 3	June 15, 2021

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents. We have also assumed that (i) the Shares will not be issued or transferred in violation of the ownership limit contained in the Company’s Charter, as amended, and (ii) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Company’s Charter, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.

Based upon and subject to and limited by the foregoing, we are of the opinion that following (i) the execution and delivery by the Company and the Operating Partnership of the Equity Distribution Agreement, (ii) with regard to the Shares sold pursuant to the Forward Contracts, the execution and delivery by the Company of each Forward Contract relating to any forward purchase pursuant to the Equity Distribution Agreement in the form attached as Exhibit G to the Equity Distribution Agreement, together with the relevant supplemental confirmation thereto (the “Supplemental Confirmation”), (iii) authorization by the Company’s Board of Directors and the Pricing Committee within the limitations established by Resolutions and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iv) authorization by a duly authorized executive officer, designated by the Pricing Committee to approve instruction notices (each, an “Instruction Notice”) under the Agreements, of the terms of the applicable Instruction Notice and Supplemental Confirmation (if any) executed in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreements, (v) issuance of the Shares pursuant to the terms established by the Board of Directors and the Pricing Committee and the terms of the applicable Instruction Notice and Supplemental Confirmation (if any) and (vi) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable Instruction Notice and Supplemental Confirmation (if any), the Shares will be validly issued, fully paid and nonassessable.

Life Storage, Inc. Page 4	June 15, 2021

This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the reference to our firm under the caption “Legal Matters” in the applicable Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Phillips Lytle LLP

Phillips Lytle LLP